Exhibit 10.37

AMENDED AND RESTATED
SECURED PROMISSORY NOTE

$9,743,479.16	as of October 1, 2003

     FOR VALUE RECEIVED, Acceris Communications Inc., formerly known as I-Link Incorporated, a Florida corporation (the “Maker”) as of October 1, 2003, promises to pay to Counsel Corporation (US), a Delaware corporation, or its assigns (the “Payee”), in the lawful money of the United States of America (“Dollars” or “$”) the principal sum of Nine Million Seven Hundred Forty-Three Thousand Four Hundred Seventy-Nine and 16/l00ths Dollars ($9,743,479.16), together with accrued and unpaid interest thereon (the “Indebtedness”) on or before the Maturity Date as provided below.

     1.     Interest. The unpaid principal amount of this Note shall bear interest at the rates determined in accordance with the provisions of that certain Loan Agreement dated as of October 1, 2003, between the Maker and the Payee, as the same has been amended, modified, extended or restated, the “Loan Agreement”. Interest accrued hereunder shall be paid quarterly in arrears and in cash on the last business day of each quarter until all principal and interest hereunder is paid in full at the repayment or maturity of the Indebtedness.

     2.     Time and Place of Payment. The Indebtedness shall be due and payable in full on June 30, 2005 (the “Maturity Date”). The Maker may from time to time, in its discretion, make one or more periodic payments of principal to the Payee. All principal due hereunder is payable in Dollars in immediately payable funds at the Payee’s principal office (or at such other office of the Payee as may be designated from time to time in writing by the Payee) for the account of the Payee, not later than 11:00 am, New York City time, on the due date therefor. If any payment of principal on or with respect to this Note becomes due and payable on a Saturday, Sunday, or any other day on which commercial banks are required or authorized by law or regulation to be closed in New York City, such amount shall be payable on the next succeeding day which is not a Saturday, Sunday or other day on which commercial banks are so required or authorized to be closed.

     3.     Stock Pledge Agreement. The Indebtedness is secured pursuant to that Stock Pledge Agreement between the Maker and Payee dated as of October 1, 2003, executed and delivered concurrent herewith as the same has been amended, modified, extended or restated, the “Stock Pledge Agreement.”

     4.     Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default (each, an “Event of Default”).

     (a)  Maker shall fail to pay any of the Indebtedness pursuant to terms of this Note on or before the Maturity Date; or

     (b)  Maker shall fail to pay any of the Indebtedness (other than payment of principal due under the Note on or before the Maturity Date) pursuant to the terms of the Loan Agreement and such failure is not remedied within five (5) days of Lender’s written notice to Borrower;

     (c)  Any representation or warranty made by Maker (or any of its officers) in any agreement or in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection with this Note or any other loan document shall prove to have been incorrect in any material respect when made; or

     (d)  Maker shall fail to perform or observe any other term, covenant or agreement contained in this Note, the Pledge Agreement or any other loan document between the parties, and any such failure remains unremedied for the shorter of the remedy period relating thereto or thirty (30) days after receipt of written notice from Lender; or

     (e)  Either (i) Maker shall file a petition commencing a voluntary case concerning it under any Chapter of Title ll of the United States Code entitled “Bankruptcy”; or (ii) Maker shall apply for or consent to the appointment of any receiver, trustee, custodian or similar officer for it or for all or any substantial part of its property; or (iii) such receiver, trustee, custodian or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue undischarged for a period of forty-five (45) days; or (iv) an involuntary case is commenced against Maker under any Chapter of the aforementioned Title ll and an order for relief under such Title ll is entered or the petition commencing the case is controverted but is not dismissed within forty-five (45) days after the commencement of the case; or (v) Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or (vi) any such proceeding shall be instituted against Maker and shall remain undismissed for a period of forty-five (45) days; or (vii) Maker shall take any action for the purpose of effectuating any of the foregoing; or

     (f)  Any court, government, or government agency shall condemn, seize or otherwise appropriate or take custody or control of all or a substantial portion of the property or assets of Maker; or

     (g)  Maker defaults under any funded indebtedness, included but not limited to indebtedness evidenced by notes or capital leases, of Maker other than the amounts loaned pursuant to this Note; or

     (h)  Any money judgment, writ or warrant of attachment, or similar process involving, either individually or in the aggregate, an amount in excess of $100,000, and in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage, shall be entered or filed against Maker or its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

     If an Event of Default specified in Section 4(e) hereof occurs and is continuing, the principal amount of the Indebtedness, together with all accrued and unpaid interest thereon, shall automatically become and be immediately due and payable, without any declaration or other act on the part of Payee.

     5.     Acceleration. Upon an Event of Default, the Lender may give written notice to the Maker of the occurrence of such Event of Default and Maker shall have the shorter of (i) thirty (30) days or (ii) such remedy period as set forth in the applicable provisions of Sections 4(a) through (h) inclusive within which to cure such Event of Default. If the Event of Default is not cured within the applicable cure period, then, at the option of the Payee, Payee may declare the Maker in default (a “Default”) and all sums due hereunder shall become immediately due and payable. Payee, by notice thereof to Maker, may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived in writing.

     Any written notification from Payee to Maker hereunder shall be deemed to be written notification of an Event of Default, or Default, or rescission of Acceleration (as provided above), respectively, only if such notification, communication or other election shall (a) be clearly and distinctly identified as such a Notice of Event of Default, Notice of Default, or Notice of Rescission of Acceleration, respectively, and (b) be given by certified mail, return receipt requested or overnight delivery requiring acknowledgement of receipt, and any communication between the parties not so designated and delivered shall not be construed or deemed to be effective notice under this Agreement.

     6.     Waivers. The Maker hereby waives presentment, demand for payment, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any waivers or modifications that may be granted or consented to by the Payee of this Note. No waiver by the Payee or any breach of any covenant of the Maker herein contained or any term or condition hereof shall be construed as a waiver of any subsequent breach of the same or of any other covenant, term or condition whatsoever.

     7.     Enforcement. In the event that any Payee of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance of this Note, all late charges, and all costs and expenses of such action including reasonable attorney’s fees. The Maker waives the right to interpose any setoff, counterclaim or defense of any nature or description whatsoever.

     8.     Replacement of Note. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon reimbursement to the Make of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note if mutilated, the Maker will make and delivery a new Note of like tenor in lieu of this Note.

     9.     Amendments. This Note may not be changed, modified, amended, or terminated except by a writing duly executed by the Maker and the Payee.

     10.     Governing Law. This Note shall be governed by, construed in accordance with, the laws of the State of New York.

     11.     Assignment. This Note may not be assigned, in whole or in part, by operation of law or otherwise, by the Maker without the prior written consent of the Payee in its sole and absolute discretion, and an purported assignment without the express prior written consent of the Payee shall be void ab initio. The Payee may assign any or all of its rights and interests hereunder to any party. Subject to the foregoing, this Note shall be binding upon, and inure to the benefit of, the successors and assigns of the Payee and the Maker.

     IN WITNESS WHEREOF, the Maker has executed this Amended and Restated Secured Promissory Note by its duly authorized officers as of the 30TH day of January, 2004.

ACCERIS COMMUNICATIONS INC.

By:

Name:

Title:

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